Exhibit 99.1

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

26 November 2012

NOT FOR DISTRIBUTION OR RELEASE IN THE UNITED STATES OR TO ANY US PERSON

Universal Biosensors completes $12 million Institutional Placement with Share Purchase Plan to follow

Universal Biosensors, Inc. (ASX: UBI) is pleased to announce that it has successfully raised approximately A$12 million (before expenses) through a placement to primarily institutional investors (Placement). The Placement received strong support from existing shareholders and new institutional investors. The Placement will issue approximately 13.3 million new shares of common stock traded in the form of CHESS Depositary Interests (CDIs) at an issue price of A$0.90 per CDI (Placement Price).

The Placement Price represents a discount of:

•	10.9% to UBI’s last closing price prior to the Placement on 21 November 2012 of $1.01; and

•	11.0% discount to the 5 trading day volume weighted average price of UBI’s CDIs prior to entering the trading halt of $1.01.

Commenting on the Placement, Managing Director of UBI, Mr. Paul Wright said, “We are very pleased with the strong support received for the Placement which will provide flexibility for UBI to accelerate product development and provide working capital to support UBI’s continued growth. We welcome a range of new high quality institutional investors to the register, and acknowledge the ongoing support of our existing shareholders.”

The funds raised under the Placement will be used to:

•	take advantage of opportunities for UBI’s existing POC initiatives by accelerating new product development in patient self-test PT-INR, immunoassay testing and molecular diagnostic testing; and

•	provide working capital to support new product launches and growth in manufacturing.

Wilson HTM Corporate Finance Limited acted as Lead Manager and Bookrunner for the Placement. Veritas Securities Limited acted as Co-manager to the Placement. Settlement of the Placement is scheduled to take place on 29 November 2012.

In conjunction with the Placement, the company will offer eligible holders of shares (either held legally as shares or held beneficially in the form of CDIs) with a registered address in Australia and New Zealand on the record date of 23 November 2012 the opportunity to subscribe for up to A$15,000 worth of new shares (in the form of CDIs) in the company at an issue price equal to the Placement Price of A$0.90 per share (SPP). The aggregate amount to be raised under the SPP is subject to scale back at the company’s discretion.

The SPP documentation will be posted to eligible holders on or around 27 November 2012 together with an Application Form. Eligible holders who wish to subscribe for shares will need to apply and pay by 5.00 pm (Melbourne Time) on 12 December 2012. Eligible holders should consider all of the SPP documentation, including the SPP Terms and Conditions, before deciding whether to participate in the offer.

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

Important Indicative Dates

Event	Date (and time if relevant)
SPP Record Date	7.00 pm (Melbourne time), 23 November 2012
Settlement of Placement	29 November 2012
Allotment of shares issued under Placement	30 November 2012
Expected ASX quotation of shares issued under Placement	30 November 2012
SPP Opening Date	28 November 2012
SPP Closing Date	5.00 pm (Melbourne time), 12 December 2012
Allotment of shares issued under SPP	18 December 2012
Expected ASX quotation of shares issued under SPP	19 December 2012

The dates in the table above are indicative only and UBI with agreement from the Lead Manager reserve the right to amend any or all of these dates at their absolute discretion, subject to the Corporations Act, the ASX Listing Rules and any other applicable laws. Any such variation of the dates will be announced to the Australian Securities Exchange. UBI may also withdraw the offer of new shares under the SPP at any time before the allotment date in its absolute discretion.

About Universal Biosensors

For additional information in relation to Universal Biosensors, refer to http://www.universalbiosensors.com/announcements.html.

Universal Biosensors is a specialist medical diagnostics company, founded in 2001, that is focused on the development, manufacture and commercialisation of a range of in vitro diagnostic tests for point-of-care use. These tests capitalise on a technology platform which uses a novel electrochemical cell that can be adapted for multiple analytes and provide for enhanced measurements in whole blood.

Enquiries:

Paul Wright +61 3 9213 9000

Restrictions on resale of Shares and CDIs into the U.S.

The securities to be offered have not been registered under the United States Securities Act of 1933, as amended (the “US Securities Act”), or any state securities laws, and until so registered, may not be offered or sold in the United States (U.S.) except pursuant to an exemption from the registration requirements of the US Securities Act and applicable state securities laws.

Universal Biosensors Inc

ARBN 121 559 993

1 Corporate Avenue

Rowville VIC 3178

Australia

Telephone +61 3 9213 9000

Facsimile +61 3 9213 9099

Email info@universalbiosensors.com

www.universalbiosensors.com

The Placement was, and the forthcoming SPP will be, made available to investors in reliance on the exemption from registration contained in Regulation S of the U.S. Securities Act for offers of securities which are made outside the U.S. Investors may not re-sell any shares or CDIs issued under the Placement or SPP into the U.S. or to a U.S. person unless the re-sale of the securities is registered under the US Securities Act or an exemption is available. UBI will refuse to register any transfer of the securities that does not comply with Regulation S or is not made under a registration statement covering the securities or an available registration exemption.

This press release is not an offer to sell, nor a solicitation of an offer to buy any securities, nor shall there by any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction or an applicable exemption therefrom.